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                                                                 EXHIBIT 8

          [LETTERHEAD OF WILLKIE FARR & GALLAGHER APPEARS HERE]

March 18, 1997

Value Health, Inc. 22 Waterville Road Avon, CT 06001

Ladies and Gentlemen:

We have acted as special counsel to Value Health, Inc., (the "Company") in connection with the preparation of the Registration Statement on Form S-4 (file no. 333-21307) (the "Registration Statement") of Columbia/HCA Healthcare Corporation ("Columbia"), relating to the proposed merger of a wholly-owned subsidiary of Columbia ("Merger Sub") with and into the Company. In that connection, we have prepared the section entitled "Certain Federal Income Tax Consequences" contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"). Capitalized terms used herein without definition have the meaning ascribed to those terms in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time. We have also examined copies of the Merger Agreement, the Registration Statement, and other records and documents that we have deemed necessary for the purpose of this opinion.


Based upon the foregoing, it is our opinion that the above-referenced section of the Joint Proxy Statement/Prospectus, based upon the assumptions contained therein (including the accuracy of certain representations to be provided by Regis, the Company and certain shareholders of the Company as of the Effective
Date), provides an accurate discussion of the material Federal income tax consequences of the Merger and the transactions related thereto.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, which is being filed with the Securities and Exchange Commission and to the reference to us in the Joint Proxy Statement/Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher

WILLKIE FARR & GALLAGHER